EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
1. Allume Systems, Inc., a California corporation.
2. Tag Acquisition Corporation II, a Delaware corporation.
3. E Frontier Acquisition Corporation, a Delaware corporation.
4. IS Acquisition Sub, Inc., a Delaware corporation.
5. Tel Acquisition Corporation, a Delaware corporation.
6. STF Technologies, Inc., a Missouri corporation.
7. Smith Micro Software LLC Belgrade, a Serbia corporation.
8. Smith Micro Software AS, a Norwegian corporation.
9. Smith Micro Software UK Limited, a United Kingdom corporation.
10. William W. Smith Software Canada. Ltd., a Canadian corporation.
11. Smith Micro Software, Asia Limited, a Hong Kong corporation.
12. Mobility Acquisition Corporation, a Delaware corporation.
13. Core Mobility, Inc., a Delaware corporation.